Exhibit 10.34

STORAGE SPACE LICENSE AGREEMENT

THIS STORAGE SPACE LICENSE AGREEMENT (this “Agreement”) is made this 1st day of July, 2020, by and between JAMESTOWN 21-23-25 DRYDOCK, L.P., a Delaware limited partnership (“Licensor”) and GINKGO BIOWORKS, INC., a Delaware Corporation (“Licensee”).

WHEREAS, Licensor desires to grant to Licensee a license (“License”) to use the storage facility at the Licensor’s property located at the building commonly known as the Bronstein Building in Boston, Massachusetts, (the “Building”); and

WHEREAS, Licensor and Licensee are parties to that certain Lease dated March 18th, 2016, by and between Licensor, as Landlord, and Licensee, as Tenant for premises located in the Building (as amended, the “Lease”).

NOW, THEREFORE, in consideration of the mutual agreements and conditions set forth herein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

It is understood and agreed that this Agreement is, and is intended to be, a License, granting the Licensee permission to engage in certain acts upon the Licensor’s premises, subject to the terms, conditions and limitations set forth herein. Licensor does not grant Licensee any permanent interest in Licensor’s premises, land, building or other realty whatsoever, nor shall any other relationship between the parties, including, but not limited to that of landlord and tenant be implied or created by virtue of this Agreement. The License granted by this Agreement may not be sold, assigned, transferred, mortgaged, pledged or transferred by Licensee.

In consideration of the agreements set forth herein the parties agree:

1. Storage Area: Licensee’s rights, duties and obligations under this Agreement shall be limited to the specific area containing approximately 17,340 square feet of floor area, as identified on Exhibit A, attached hereto and made a part hereof (“Storage Area”), commonly known as Suite 25-610E. Licensee shall have no right to use any other area of Licensor’s premises, other than the non-exclusive use of common areas open to the general public and those rights granted in the Lease.

2. Duration: Licensee’s rights under this Agreement shall commence on July 1st, 2020 (the “Commencement Date”) and shall continue on a Month to Month basis. Notwithstanding the foregoing, the Term shall renew on a month to month basis until terminated by Licensee with sixty (60) days’ notice or terminated by Licensor in accordance with Section 6 below.

3. Use: The Storage Area shall be occupied and used by the Licensee solely for the purpose of storage related to Licensee’s business under the Lease, and for no other purpose whatsoever. Licensee shall not store any items which are hazardous or combustible in any manner in the storage space. Storage items include office furniture and chairs, lab packaging material and miscellaneous office items. Licensee shall not create or drill any penetrations into the floor or walls.

4. Fees: Licensee shall pay Licensor a fee in the amount of $20,000.00 Dollars per month (the “Monthly Fee”). Licensee shall pay Licensor the Monthly Fee, without notice, demand or setoff, at the property office or such other location as Licensor may specify at the same time and in the same manner as Base Rent under the Lease. In the event that Licensee fails to make any payment of Monthly Fee or any other amount payable to Landlord hereunder within ten (10) business days after the date such payment becomes due and payable, a late charge in an amount equal to the greater of: (i) two percent (2%) of such payment; or (ii) $150.00, shall also become due and payable to Licensor by Licensee, such late charge being for Licensor’s administrative and other costs and is in addition to and cumulative with any other rights and remedies which Licensor may have hereunder with regard to the failure of Licensee to make any payment of Monthly Fee or any other sum due hereunder..

5. Condition of Storage Area: Licensee has accepted the Storage Area as is, and Licensor has no obligation to prepare the Storage Area for occupancy. Neither Licensor nor Licensor’s agents have made any representations as to the condition of the Storage Area, or any other matter related to the Storage Area (except as herein expressly set forth). The taking of possession of the Storage Area shall be conclusive evidence that the Storage Area was in good and satisfactory condition at such time, except as to latent defects. Licensor reserves the right to show the storage area to prospective tenants at a mutually agreed to time during normal business hours upon twenty-four (24) hour notice to Licensee.

6. Relocation: Licensor reserves the right to move, relocate, adjust or substitute the Storage Area, in Licensor’s sole discretion, with no less than two (2) business days prior notice to Tenant, so long as the new area is substantially the same size as the original area. Licensor shall use reasonable efforts to do so in such a way as to minimize any material interference with Licensee’s business operations.

7. Termination: Licensor may terminate this Agreement at any time upon a minimum of Sixty (60) days’ notice to Licensee.

8. Insurance: Licensee shall, at its full cost and expense, procure and continue in force, during the term of this Agreement, all insurance required by Tenant under the Lease, such insurance to include the Storage Area.

9. Indemnity: All indemnifications included in the Lease shall also apply to the Storage Area leased by Licensee.

10. Liability of Licensor: Licensor shall not be responsible or liable for, and Licensee hereby expressly waives, all claims against Licensor for injury to persons or damage to Licensee’s property in the Storage Area, except in the case of the negligence or willful misconduct of Licensor, or Licensor’s members, principals, beneficiaries, partners, officers, directors, employee or agents each a “Licensor Party”).

11. Damages and Repairs: This License shall be terminated automatically if any portion of the Storage Area is damaged by fire or other peril which renders the Storage Area unusable for its intended purpose, regardless of the cause. Licensee shall have no recourse against Licensor as a result of damage due to fire or any other peril not caused directly or indirectly by the negligence or willful misconduct of a Licensor Party. Licensee must take good care of all parts of the Storage Area, including installations made by Licensor, and make all repairs, maintenance, and replacements during the Term. Licensee must not alter any part of the Storage Area without prior written consent from Licensor. Licensee is liable for any damage caused by Licensee in the Storage Area.

12. Provisions: Licensor is or may be a party to certain documents, as amended from time to time, with a mortgagee or beneficiary of Licensor, department stores, mall tenants, and others. This License is subject and subordinate to all applicable provisions in those documents, as amended from time to time.

13. Terms of Agreement: This License and the Lease contain all the covenants, promises, agreements, conditions, and understandings between Licensor and Licensee. There are no other, either oral or written, between them other than those set forth in this License and the Lease.

14. Obligation upon Expiration or Termination: Upon the Expiration Date or earlier termination of this Agreement, Licensee shall immediately remove all of Licensee’s property, including, but not limited to inventory and trade fixtures from Licensor’s premises and otherwise return the Storage Area to the same condition as it existed at the Commencement Date hereof, other than alterations consented to by Licensor in accordance with Section 11 above. If Licensee shall fail to do so, Licensor shall be entitled to additional fees equivalent to one Monthly Fee. Licensee shall also reimburse Licensor for any court costs and reasonable attorney fees incurred as the result of Licensee’s failure to vacate the Storage Area upon the Expiration Date as set forth in Paragraph 2 hereof.

15. Notices: All notices hereunder shall be given in the same manner as notices under the Lease.

16. Non-Waiver Provision: The failure of Licensor to insist upon performance of any of the terms, conditions, and covenants hereof shall not be deemed to be a waiver of any rights or remedies that Licensor may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions, and covenants herein contained.

17. Binding Agreement: This Agreement may not be modified in any manner other than by a written agreement signed by Licensee and Licensor, or any successor, designee, or assignee of Licensor. The terms, conditions and covenants set forth herein shall inure to the benefit of and be binding upon Licensee and Licensor, or any successor, designee or assignee of Licensor.

18. Counterparts: This Agreement may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Agreement. Any facsimile or electronically transmitted signature hereto shall be deemed for all purposes an original.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written, each acknowledging receipt of an executed copy hereof.

LICENSOR:

JAMESTOWN Commercial Management Company, L.P., a Delaware limited partnership

By: JAMESTOWN COMMERCIAL MANAGEMENT COMPANY, L.P. as agent

By:	/s/ Corinne Mariano
Name:	Corinne Mariano
Authorized Signatory

LICENSEE:

GINKGO BIOWORKS, INC., a Delaware Corporation

By:	/s/ Barry Canton
Name:	Barry Canton
Title:	CTO

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